Exhibit 4.6A

AMENDMENT NO. 1 TO

COGNYTE SOFTWARE LTD.

2021 SHARE INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Cognyte Software Ltd. 2021 Share Incentive Plan (the “2021 Plan”), effective as of 26 March 2024, is adopted by the board of directors (the “Board”) of Cognyte Software Ltd., an Israeli company (the “Company”) on March 26, 2024. All capitalized terms used but not defined herein shall have the meanings given such terms in the 2021 Plan.

WHEREAS, the Company has adopted and maintains the 2021 Plan, and the Compensation Committee (the “Committee”) of the Board administers the 2021 Plan;

WHEREAS, pursuant to Sections 2.1 and 23.1 of the 2021 Plan, the Committee or the Board at any time and from time to time may amend the 2021 Plan, subject only to certain limitations set forth therein; and

WHEREAS, the Board, with the recommendation of the Committee, has determined that it is advisable and in the best interests of the Company and its shareholders to amend the 2021 Plan as set forth in this Amendment, to increase the shares available under the 2021 Plan.

NOW, THEREFORE, the 2021 Plan is hereby amended as follows:

1.             Section 4.1.1. of the 201 Plan is hereby amended and restated in its entirety as follows:

“4.1.1. Subject to adjustment as provided in Section 13, the number of Shares with respect to which Awards may be granted from time to time under the Plan shall, in the aggregate, not exceed, at any time, 7,580,000 Shares. Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year shall be 2,000,000.”

2.             The first sentence of Section 4.1.2. of the 2021 Plan is hereby amended and restated in its entirety as follows:

“4.1.2. If any Shares subject to an Award are forfeited, cancelled, or exchanged or if an Award terminates or expires without issuance of Shares to the Grantee, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, termination or expiration, again be available for Awards under the Plan (excluding for this purpose any Shares equal to the number of VSI Common Shares that were issued upon the exercise or vesting of awards granted pursuant to the VSI Equity Plans under Section 102 of the Ordinance, and which VSI Common Shares, as of the date of the effectiveness of the Spin-Off, are held by a trustee appointed in accordance with Section 102 of the Ordinance).”

3.             Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.

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